Exhibit 5.2

Hogan Lovells International LLP

Atrium - North Tower

Strawinskylaan 4129

1077 ZX Amsterdam

PO Box 545

1000 AM Amsterdam

T +31 20 55 33 600

F +31 20 55 33 777

www.hoganlovells.com

Trade Register number 34360441

VAT number NL8100.60.255.B.01

PETROBRAS GLOBAL FINANCE B.V.

Weena 762

3014 DA Rotterdam

The Netherlands

PETRÓLEO BRASILEIRO S.A. - PETROBRAS

Avenida República do Chile, 65

20031-912 Rio de Janeiro

Brazil

(together, the “Addressees’’ and each an “Addressee’’)

Our ref 1W0338.000194/2384404 28 August 2018

Dear Sirs,

DUTCH LEGAL OPINION / PETROBRAS GLOBAL FINANCE B.V. - REGISTRATION STATEMENT (FORM F-3) AND INDENTURE

1.	INTRODUCTION

1.1	General

We have acted as special Dutch legal adviser (advocaat) to the Issuer (as defined in Appendix 1 below) for the sole purpose of rendering this opinion on certain matters of Dutch law in connection with a registration statement on Form F-3 under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of Petróleo Brasileiro S.A. – Petrobras (the “Guarantor”) and the Issuer dated 28 August 2018, but excluding any documents incorporated by reference in it and any exhibits to it (the “Registration Statement”) filed on the date hereof with the U.S. Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act.

1.2	Defined terms

Capitalised words and expressions used in this opinion letter have, unless stated otherwise in this opinion letter, the respective meanings given to them in Appendix 1 or Appendix 4 or if not defined in Appendix 1 or Appendix 4 (or elsewhere in this opinion letter), the meanings given to them in the Indenture.

Hogan Lovells International LLP is a limited liability partnership registered in England and Wales with registered number OC323639. Registered office and principal place of business: Atlantic House, Holborn Viaduct, London EC1A 2FG.

“Hogan Lovells” is an international legal practice that includes Hogan Lovells International LLP and Hogan Lovells US LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Service Centers: Johannesburg Louisville.

The word “partner” is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing. Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members. For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.

Advocaten Notarissen Belastingadviseurs Solicitors Rechtsanwälte Avocats Lawyers(USA) Avvocati Abogados

Dutch legal opinion Petrobras	- 2 -	28 August 2018

1.3	Relevance of this opinion letter

This opinion letter is provided further to your request.

2.	DOCUMENTS EXAMINED AND RELIED ON

2.1	Documents examined and relied on

For the purposes of this opinion letter, we have only examined and relied solely on the Documents, listed in Appendix 1.

2.2	Documents excluded from our examination

Except for the Documents, we have not, for the purposes of this opinion, examined any contracts or other documents entered into by, or affecting, the Issuer or any corporate records of the Issuer.

2.3	Adequacy of documentation

As Dutch counsel we have been solely involved for the purpose of attributing suggestions for references to the laws of The Netherlands in order to issue this opinion letter. Accordingly, we assume no responsibility for the adequacy of the Documents.

3.	SEARCHES

3.1	Enquiry Trade Register

We made a telephone enquiry with the Trade Register (Handelsregister) of the Dutch Chamber of Commerce (Kamer van Koophandel) (the “Trade Register”) today at approximately 09.27 hours (CET) and were informed that the Extract has not changed since its date.

3.2	Enquiry Bankruptcy Registry

We made a telephone enquiry with the Bankruptcy Registry (faillissementsgriffie) of the district court (rechtbank) of Rotterdam, The Netherlands today at approximately 09.30 hours (CET) and were informed as to the Issuer that:

(a)	it has not been declared bankrupt (failliet); and

(b)	it has not been granted a provisional or final moratorium of payments (surseance van betaling).

3.3	Central Insolvency Register

We made an online enquiry with the Central Insolvency Register (Centraal Insolventieregister) today at approximately 09.32 hours (CET) whilst searching against the Trade Register number of the Issuer which resulted in the search outcome: ‘no results’, meaning that the Issuer is not registered in such register as being subject to any of the insolvency proceedings listed in annex A of the Insolvency Regulation.

3.4	Insolvency Confirmations and Insolvency Proceedings

The confirmations under paragraph 3.2 and 3.3 above will together be referred to as the “Insolvency Confirmations”.

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4.	SCOPE OF OPINION

4.1	Dutch law

This opinion is given only with respect to Dutch law in force at the date of this letter as applied by the Dutch Courts (excluding unpublished case law).

No opinion is expressed or implied as to Out of Scope Matters.

4.2	Matters not investigated

We have not investigated:

(a)

the financial affairs of the Issuer, the Guarantor or any other person, the financial or regulatory position or status of the Issuer, the Guarantor or any other person, or the financial merits or financial feasibility of the Documents or the transactions envisaged by them; and

(b)	any of the assets sold, transferred, assigned or encumbered under or pursuant to the Documents,

and no opinion is expressed or implied in respect of any of the foregoing.

4.3	Foreign jurisdictions

We understand that the Transaction Documents are (or will be) expressed to be governed by or assumed to be governed by the laws of the State of New York (the “Foreign Jurisdiction”).

As Dutch lawyers we are not qualified to assess the meaning and consequences of the terms of the Transaction Documents and we have made no investigation into the laws of any jurisdiction other than The Netherlands as a basis for this opinion. Our review of the Transaction Documents has been limited to the terms of the Transaction Documents as they appear on the face thereof without reference to (i) the general body of law incorporated into or made applicable to such documents by the choice of law contained therein or (ii) any other laws (other than Dutch law), rules or regulations which may apply thereto by incorporation, reference or operation of law.

4.4	Out of Scope Matters

Out of Scope Matters means:

(a)	the laws of any other territory than the European part of The Netherlands, anti-trust law, data protection law and competition law;

(b)	European Union law, except in as far as it affects Dutch law;

(c)	tax law, IP (intellectueel eigendom) and tort (onrechtmatige daad);

(d)	any matter of trust;

(e)	any matter of priority, ranking or subordination;

(f)	any matter of possession, title or title transfer;

(g)	any person other than the Issuer;

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(h)	the binding effect of any choice of law provisions in any Transaction Document insofar as these relate to non-contractual obligations arising out of or in connection with such Transaction Document;

(i)	any listing or admittance to trading of the Issuer Securities or an intention to do so;

(j)	the ability of the Issuer, the Guarantor or any other person to comply with its financial or other obligations under the Transaction Documents; or

(k)	any matter of fact or any commercial, accounting, capital adequacy or other non-legal matter.

4.5	Express opinion only

(a)

Our opinions are strictly limited to those expressly set out in paragraph 6 (Opinion) below, and no opinions or views are implied or may be implied from or deduced or concluded over or beyond those expressly set out in paragraph 6 (Opinion).

(b)	We do not express any opinion on and no opinion may be assumed to be implied in this opinion letter in respect of any securities other than the Issuer Securities.

5.	ASSUMPTIONS

This opinion letter is based on the assumptions set out in Appendix 2 (Assumptions) to this opinion letter (“Appendix 2”).

6.	OPINION

Based upon and subject to (i) the foregoing, (ii) the observations, qualifications, reservations and other matters set out in this opinion letter (or its Appendices) and (iii) any matters not disclosed to us or not specifically listed as being taken into account, we express the opinions set out hereafter in this paragraph 6 (Opinion) as a matter of Dutch law:

6.1	Corporate status

The Issuer has been incorporated and is existing as a legal entity (rechtspersoon) in the form of a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) under Dutch law.

6.2	Power and capacity; corporate action; due execution

The Issuer has:

(a)	the corporate power to enter into and perform the Indenture, to sign the Registration Statement and to issue and perform the obligations under the Issuer Securities;

(b)	taken all necessary corporate action to authorise the signing of the Registration Statement and its entry into and performance of the Indenture; and

(c)	validly executed the Indenture and the Registration Statement.

6.3	No conflict

The entry into, the performance of its obligations under, and issuance of Issuer Securities by the Issuer do not conflict with or violate any provision of Dutch law or the Articles in a

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manner which would affect the validity, binding effect and enforceability of the Issuer Securities against the Issuer.

6.4	Choice of Law and enforceability

Under Dutch law, the choice of the laws of the Foreign Jurisdiction as the governing law of the Indenture and the Issuer Securities is recognised as a valid choice of law and accordingly the laws of the Foreign Jurisdiction govern the validity, binding effect and enforceability of the Indenture and the Issuer Securities against the Issuer.

6.5	Submission to jurisdiction

(a)

Subject to 6.4 (Choice of Law and enforceability) above, under Dutch law, the submission to the non-exclusive jurisdiction of any federal court in the Borough of Manhattan, the City of New York, State of New York (the “Foreign Court”), provided in the Indenture and the Issuer Securities is valid and binding upon the Issuer.

(b)

There is no treaty between The Netherlands and the United States of America (“USA”) and accordingly a final judgment rendered by a court in the USA in an action brought in accordance with applicable law to enforce the obligations of the Issuer under the Indenture and the Issuer Securities would require litigation in The Netherlands.

(c)

Based on case law, the Dutch courts may be expected to adjudicate substantial importance to a final, conclusive and enforceable judgment as to monetary obligations of a court of competent jurisdiction in the USA under the Indenture and the Issuer Securities, without full re-examination or full re-litigation of the substantive matters adjudicated thereby (marginale toetsing), provided that:

(i)	the relevant court in the USA had jurisdiction in the matter in accordance with standards which are generally accepted internationally;

(ii)	the proceedings before such court in the USA complied with principles of proper procedure and fair trial; and

(iii)	such judgment does not conflict with the public policy (openbare orde) of The Netherlands.

6.6	No filings, registrations, approvals, consents, etc.

No approval, consent, licence, authorisation or exemption from any regulatory authority or governmental body in The Netherlands and no filings or registrations or similar formalities with any regulatory authority or governmental body in The Netherlands are necessary to ensure the validity, binding effect and legality of the Registration Statement, the Indenture or its enforceability against the Issuer or its admissibility in evidence in proceedings before a Dutch Court.

6.7	No immunity

The Issuer is not entitled to claim immunity from suit, execution, attachment or other legal process in The Netherlands, provided however, that to the extent that any asset owned by the Issuer has a public utility function, seizure of these assets is prohibited by virtue of sections 436 and 703 of the DCCP. Also, no attachment may be made on books and records required for the Issuer’s business.

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7.	QUALIFICATIONS

This opinion letter is subject to the qualifications as set out in Appendix 3 (Qualifications and Reservation) (“Appendix 3”), paragraph 1 (Qualifications).

8.	RESERVATION

We also make the reservations as set out in Appendix 3, paragraph 2 (Reservation).

9.	INTERPRETATION

9.1

In this opinion letter Dutch concepts and legal terms are expressed and described in English terms, not in the original Dutch terms. These Dutch concepts and terms may not be identical to the concepts described by the equivalent English concepts and terms as they exist in the laws of other jurisdictions. Where reference is made in this opinion letter to concepts or terms of Dutch law, the meaning of the concepts or terms in the Dutch language or under Dutch law shall take precedence over their meaning in English and under foreign laws respectively.

9.2

This opinion speaks as of its date as to the Transaction Documents as they currently stand. No undertaking or obligation is assumed on our part to revise, update or amend this opinion in connection with, or to notify or inform the Addressees or other person, of, any developments and/or changes under the laws of The Netherlands subsequent to its date that might render its contents untrue or inaccurate in whole or in part at such time.

9.3

This opinion letter is given on the basis that it and all non-contractual obligations arising out of or in connection with it are to be governed by and construed in accordance with the laws of The Netherlands and that we do not owe a duty of care to any person other than our client, that no client/attorney relationship exists between us and any person other than our client and that any issues of interpretation or liability arising under this opinion letter will be governed by the laws of The Netherlands and be brought before a Dutch court.

9.4	Only Hogan Lovells International LLP may be held liable in respect of this opinion (and not its members, partners, consultants, employees or other staff).

10.	BENEFIT OF OPINION

10.1	This opinion letter is addressed to each of the Addressees.

10.2

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to this firm in the prospectus constituting a part of the Registration Statement under the heading “Validity of Securities” and in any amendments or prospectus supplements related thereto as special counsel for the Issuer who has passed on the validity of the Issuer Securities being registered by the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Yours sincerely,
/s/ Hogan Lovells International
HOGAN LOVELLS INTERNATIONAL LLP

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APPENDIX 1

(DOCUMENTS AND PARTIES)

1.	REGISTRATION STATEMENT

A copy received by us on the date hereof of a signed copy of the Registration Statement (as defined above).

2.	INDENTURE

An electronic copy of the indenture between The Bank of New York Mellon (the “Trustee”) and the Issuer dated 28 August 2018, including the forms of Issuer Debt Securities and Guarantee included therein (the “Indenture”).

3.	THE ISSUER

DESCRIPTION	ABBREVIATION

PETROBRAS GLOBAL FINANCE B.V.

a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its statutory seat (statutaire zetel) in Rotterdam, the Netherlands, its principal place of business at Weena 762 9th floor, room A, 3014 DA Rotterdam, The Netherlands and registered with the Trade Register of the Dutch Chamber of Commerce (Kamer van Koophandel) under number 55810322.

Issuer

CORPORATE DOCUMENTS

A photocopy, faxed copy or PDF copy, as applicable, of:

3.1	Extract

An online excerpt from the Trade Register, dated 27 August 2018, regarding the Issuer (the “Extract”).

3.2	Deed of Incorporation

The deed of incorporation of the Issuer executed on 2 August 2012 (the “Deed of Incorporation”).

3.3	Articles of Association

The articles of association (statuten) of the Issuer as contained in the Deed of Incorporation, being the most recent articles of association of the Issuer according to the Extract (the “Articles”), as filed with the Dutch Chamber of Commerce.

3.4	Corporate Resolutions – Board of Managing Directors

The resolutions of the board of managing directors (bestuur) of the Issuer, dated 13 July 2018, approving, among other things, the execution of the Registration Statement and the Indenture (the “Board Resolutions”).

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3.5	Corporate Resolutions – General meeting

(a)	The resolutions of the general meeting of the Issuer, dated 13 July 2018, approving, among other things, the Board Resolutions (the “Shareholder Resolutions”).

4.	CORPORATE DOCUMENTS; TRANSACTION DOCUMENTS; DOCUMENTS

The Documents listed in paragraph 3 of this Appendix 1 are collectively referred to as the “Corporate Documents” and each a “Corporate Document”.

4.1	Transaction Documents

The Debt Warrant Agreement, the Indenture, the Registration Statement and the forms of Issuer Securities are together referred to as the “Transaction Documents” and each a “Transaction Document”.

4.2	Documents

All documents listed in paragraphs 1 up to and including 4 of Appendix 1 are collectively referred to as the “Documents” and each a “Document”.

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APPENDIX 2

(ASSUMPTIONS)

In this opinion letter, we have assumed that:

1.	DOCUMENTS

1.1	All Documents submitted to us as originals are authentic and complete and all signatures are genuine.

1.2	All Documents submitted to us as photocopies or facsimile or electronically transmitted copies or other copies conform to the originals.

1.3

All certified copies and all other Documents on which we have relied, as well as any statements, resolutions and confirmations as contained therein were and remain, where relevant, accurate, complete and in full force and effect both (i) when the Documents were entered into and (ii) at the date of this opinion letter, also in retrospect.

1.4

The Documents contain all relevant information which is material for the purposes of our opinion and accurately record all terms and conditions agreed between the parties and there is no other agreement, undertaking, representation or warranty (oral or written) and no other arrangement between all or any of the parties or any other matter which renders such information inaccurate, incomplete or misleading or which affects the conclusions stated in this opinion letter, the Documents have not been terminated or varied, no obligation under any Document has been waived and there are no other terms and conditions that would render any of the opinions stated in this opinion letter inaccurate or wrong.

1.5	The Debt Warrant Agreement will:

(a)

contain the material terms of Issuer Debt Warrants as described under section “Description of Warrants—Debt Warrants” of the Registration Statement and will not contain material terms different from those described on such pages, or arrangements not relating to debt warrants;

(b)	provide that it will be exclusively governed by the laws of the Foreign Jurisdiction and that all disputes thereunder will be exclusively submitted to the jurisdiction of the Foreign Court; and

(c)	be validly executed by the Issuer.

Our opinions related to Issuer Debt Warrants are opinions as to such warrants as described in the previous sentence, not as to warrants already signed or issued based on an executed Debt Warrant Agreement. For the purpose of this opinion letter we have – by way of fiction – assumed that the Debt Warrant Agreement will be accurately drafted and entered into the date of today consistent with its intended use as set out above.

2.	FILINGS WITH DUTCH PUBLIC RECORD

2.1	The content of the Extract is true and accurate at the date of this opinion letter.

2.2

All documents, forms and notices which should have been delivered to the Trade Register on behalf of, or relating to, the Issuer have been so delivered and the files of records maintained at the Trade Register concerning the Issuer, and reproduced for public inspection, were complete, accurate and up-to-date at the time of the Extract and at today’s date.

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3.	CORPORATE BENEFIT, VOIDABLE PREFERENCE AND ARM’S LENGTH; CONFLICTS

3.1	The Issuer:

(a)	has entered or will enter into the Transaction Documents, as relevant; and

(b)	will execute and issue any Issuer Securities,

in good faith for the purposes of its business.

3.2	As to each of the transactions contemplated in the Transaction Documents and the application of proceeds of any Issuer Securities, the following applies:

(a)	such transactions will benefit the Issuer;

(b)	such transactions are entered into on at arm’s length terms; and

(c)	such transactions will not be ultra vires and do not and will not prejudice its creditors (present or future).

3.3	No member of the Issuer’s board (bestuur) has a personal interest in the transactions contemplated by the Transaction Documents which is in conflict with the interest of the Issuer or its business.

3.4

No member of the Issuer’s board (bestuur) is subject to a civil law director disqualification (civielrechtelijk bestuursverbod) imposed by a court under sections 106a to 106e of the Bankruptcy Code (as amended by the Directors disqualification act (Wet civielrechtelijk bestuursverbod)).

4.	CORPORATE DOCUMENTS: CORPORATE AUTHORITY AND ACTION

4.1

The Issuer does not have a (central or European) works council ((centrale of Europese) ondernemingsraad) with jurisdiction over the matters contemplated by the Documents nor is the Issuer under any obligation to constitute a works council under or pursuant to the WOR.

4.2	No proceedings have been instituted or injunction has been granted against the Issuer to restrain it from:

(a)	entering into the Transaction Documents;

(b)	executing or issuing any Issuer Security; or

(c)	performing any of its obligations under the Transaction Documents, any Issuer Security or any other Document to which it is a party or by which it is bound.

4.3	No resolution has been adopted by the Issuer or any of its corporate bodies concerning:

(a)	the conversion (omzetting), statutory merger (juridische fusie) or demerger (splitsing) of the Issuer, in both cases involving the Issuer as disappearing entity;

(b)	the (voluntary) winding-up (ontbinding) of the Issuer; and

(c)	the application of any of the proceedings listed in Annex A of the Insolvency Regulation.

4.4

No proceedings have been instituted or steps have been taken for the bankruptcy (faillissement), dissolution (ontbinding en vereffening) or moratorium of payments (surseance van betaling) of the Issuer (or – should the Issuer be deemed to be DFSA

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regulated in any way – emergency measures under the DFSA) (any of the proceedings listed in this assumption 4.4 together with any proceedings listed in assumption 4.3(c), each an “Insolvency Proceeding”).

4.5	The Issuer is not subject to any Insolvency Proceeding and the assets of the Issuer are not intended for public use (openbare dienst).

4.6	No defects attach to the incorporation (aan zijn totstandkoming geen gebreken kleven) and the deed of incorporation of the Issuer complies with (Dutch) statutory requirements.

4.7	No notice from the Dutch Chamber of Commerce has been received by the Issuer or issued in respect of the Issuer concerning its dissolution under section 2:19a DCC.

4.8	The Corporate Documents are and will remain in full force and effect and have not been rescinded, revoked, superseded or amended in any way.

4.9	The Board Resolutions have been executed after the respective Shareholder Resolutions have been executed.

4.10

Under the laws governing the existence and extent of powers of attorneys, mandates, authorisations, authorities granted and similar instruments (as determined by the Agency Convention), such instruments authorised the relevant representatives to create binding obligations and perform proprietary acts for the relevant principal or persons represented towards the third parties with whom such representative has acted and will act.

5.	DELIVERY OF DOCUMENTS; GOOD STANDING; FULL TITLE

5.1	‘Delivery of documents’ and ‘good standing’ are not concepts known to Dutch law, although we understand the same may be relevant under foreign law, and we have therefore assumed:

(a)	the due delivery of the Transaction Documents by each of the parties thereto under any applicable law, if any, in which such a concept is relevant for this opinion letter; and

(b)	the good standing of such parties under any applicable law, if any, in which such a concept is relevant for this opinion letter.

5.2	The ‘absolute ownership’ of a holder of an Issuer Security may not in all circumstances be given effect to by a Dutch Court.

6.	FOREIGN LAW

6.1

The Transaction Documents are in a proper legal form under the Foreign Jurisdiction (by which the Transaction Documents are expressed and assumed to be governed) and all other relevant jurisdictions (other than in respect of the Issuer as a matter of Dutch law in relation to the matters on which we render an express opinion).

6.2

As a matter of the Foreign Jurisdiction (by which the Transaction Documents are expressed and assumed to be governed) and all other relevant jurisdictions, the obligations of each party under each Transaction Document constitute valid and legally binding obligations of each such party enforceable in accordance with its terms (other than in respect of the Issuer as a matter of Dutch law in relation to the matters on which we render an express opinion).

6.3	There is no reason under any foreign law applicable or relevant to the Transaction Documents or any other relevant law (other than Dutch law in relation to the matters on

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which we render an express opinion) why (i) the selection of the Foreign Jurisdiction as the governing law of the relevant Transaction Document and (ii) the submission to the Foreign Jurisdiction in relation to the Transaction Documents could be successfully challenged or held to be invalid.

6.4

All formalities and requirements of the laws of any relevant state (other than Dutch law in relation to the matters on which we render an express opinion), and of any regulatory authority therein, applicable to the execution, performance, delivery and enforceability of the Documents, have been or will be duly complied with.

6.5	No law affects any of the conclusions stated in this opinion letter (other than as a matter of Dutch law in relation to the matters on which we render an express opinion).

6.6	As a matter of all relevant laws, other than Dutch law:

(a)

the submission to jurisdiction as set out in paragraph 6.5 (Submission to jurisdiction and enforcement) above is valid and legally binding on all the parties to said documents which agreed to such submission and our opinion set out in such paragraph 6.5 (Submission to jurisdiction and enforcement) will not be affected by any law (other than Dutch law); and

(b)

the choice of law reflected in paragraph 6.4 (Choice of Law) above is legally valid, binding and enforceable as to all relevant parties and our opinion as set out in such paragraph 6.4 (Choice of Law) as to recognition and giving effect will not be affected by any law (other than Dutch law).

7.	UNLAWFUL ACTIVITIES AND SANCTIONS

7.1

None of the Transaction Documents have been or will be entered into or (as to any Issuer Security) purchased, subscribed or acquired otherwise by any party in connection with money laundering or any other unlawful activity.

7.2

No party to any of the Transaction Documents or entitled to any Issuer Debt Securities is resident in or connected with a territory which is subject to any embargo, sanction or similar restriction imposed by the United Nations, the Council of the European Union or The Netherlands, any other governmental body or organisation or otherwise, or any person or body to whom their powers are delegated.

8.	OTHER PARTIES’ CAPACITY, POWER AND AUTHORITY

Each of the parties involved in the Documents is duly incorporated and, if applicable, in good standing and has full capacity, power, and authority to enter into and perform its obligations under the Documents (whether as a direct party, or as addressee/beneficiary) and has taken all action in connection therewith and the same does not violate any provision of applicable law or constitutive documents and the Documents have been duly accepted, authorised, executed and delivered by all parties as a matter of all relevant jurisdictions. This assumption does not apply to the Issuer in respect of Dutch law in relation to the matters on which we render an express opinion.

9.	INSOLVENCY REGULATION

The “centre of main interests” (as such term is used in the Insolvency Regulation) of the Issuer is and will remain in The Netherlands; the Issuer has no ‘establishment’ (as such term is used in the Insolvency Regulation) in a Member State other than The Netherlands.

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10.	OFFERS, ADVERTISEMENTS ANNOUNCEMENTS, ISSUES, SALES AND TRANSFERS OF ANY ISSUER SECURITIES

10.1	All parties to the Transaction Documents will comply and has at all times complied with the DFSA in respect of its dealings and activities.

10.2

Any Issuer Securities will at all times be offered, advertised, announced, issued, sold and transferred in accordance with the DFSA and all applicable U.S. federal and state securities laws and all other applicable laws, including the Offer Regulations.

10.3	No Issuer Securities have been, are or will be admitted to trading on a regulated market or multilateral trading facility or platform in The Netherlands.

10.4

No Issuer Security qualifies as a game or wager (spel of weddingschap) within the meaning of Section 7A:1825 DCC and no issue of Issuer Securities falls within the scope of the Games of Chance Act (Wet op de kansspelen).

10.5

At the time when it disposed or disposes of any Issuer Securities in the context of any offer of Issuer Securities, the Issuer did or does not possess inside information (voorwetenschap) in respect of itself or the trade in the relevant Issuer Securities.

10.6	The Issuer Securities:

(a)

will be issued, offered, sold and registered in the form and in the denominations set out in, and on the terms and in accordance with the provisions of, the relevant Transaction Documents and Offer Regulations; and

(b)

will be issued, and the distribution (electronically or otherwise) of any circulars, documents or information relating to the Issuer, the Guarantor and/or the Issuer Securities, and any and all invitations, offers, offer advertisements, publications and other documents, sales and deliveries of Issuer Securities will be made in conformity with the provisions of the relevant Transaction Documents and Offer Regulations.

11.	REGULATORY

The Issuer will comply and has at all times complied with relevant market abuse rules, insider trading rules and requirements; the same applies to relevant persons related to the Issuer.

12.	GENERAL

12.1

All documents and instruments envisaged to be notified, handed over, registered or (de)registered, or transferred in giving effect to the Transaction Documents have been or will be duly notified, handed over, (de)registered or transferred (as relevant) and all relevant data protection, privacy and bank secrecy rules will be complied with.

12.2

Where the envisaged effect of a Transaction Document or any provision of the Transaction Documents is subject to the performance of any further act, compliance with any condition or the occurrence of any such fact or circumstance, such act, condition, fact or circumstance has been performed, has occurred or is complied with (as relevant).

12.3

The binding effect of the Transaction Documents on the Issuer is not affected by threat (bedreiging), fraud (bedrog), abuse of circumstances (misbruik van omstandigheden), mistake (dwaling) or equity principles (such as the Dutch principles of reasonableness and fairness).

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12.4	No previous or future issue of any securities whatsoever by the Issuer will interfere with the Issuer Securities or affect the Transaction Documents.

12.5	This opinion letter does not address a specific issuance of Issuer Securities.

12.6

All Transaction Documents submitted to us as drafts, when executed, will not differ in form and content from the drafts received by us (and any blanks in such drafts will have been duly completed consistent with their intended use).

12.7	Any matter assumed in relation to the Issuer is equally assumed as to other parties involved where we opine in relation to any other party.

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APPENDIX 3

(QUALIFICATIONS AND RESERVATION)

1.	QUALIFICATIONS

1.1	Enforceability

The expression “enforceable” as used above does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. The opinions and statements expressed herein are subject to any limitations arising from or in connection with, and we do not express any opinion or statement as to the consequences of, any Insolvency Proceeding, resolution and recovery laws and measures or emergency measures, a non-insolvency dissolution or liquidation, a statutory merger or demerger or conversion, fraudulent conveyance (actio pauliana) and other laws of general application relating to or affecting the rights of creditors.

1.2	Specific performance

The power of a Dutch Court to order specific performance of an obligation, or to grant injunctive relief is discretionary and we express no opinion as to whether such remedies would be available in respect of any of the obligations of the Issuer under the Transaction Documents.

1.3	Damages and limitations of liability

A Dutch Court has the discretion to decrease the amount of damages, indemnities or penalties provided for in the (non-Dutch law governed) Transaction Documents if the laws of The Netherlands fall to be applied, to the extent it regards them as manifestly excessive.

1.4	As to agreed governing law and jurisdiction positions:

(a)	agreed governing law positions may not be fully effective, because of overriding rules resulting from relevant treaties and doctrine, notably also the Rome I Regulation; and

(b)

as to jurisdiction provisions the decision of the French Cour de Cassation in Mme X v Rothschild (Civil Division 1, 26 September 2012, case number: 11-26022) that a one-sided jurisdiction clause was ineffective as it was considered not to comply with the Brussels I Regulation (EC 44/2001) has raised questions about the validity of such clauses under Dutch law. It is possible that the question might be ruled on by a Dutch court or be referred by a Dutch court to the Court of Justice of the European Union. We cannot exclude the possibility that (on the basis of such Brussels I Regulation and, by extension, the Brussels I bis Regulation, which has replaced it, and the Lugano Convention 2007) any one-sided jurisdiction clause in the Indenture could be held to be ineffective by a Dutch court or by the Court of Justice of the European Union.

1.5	Procedural rules

The enforcement of the Transaction Documents in The Netherlands and the service of process relating to proceedings before a Dutch Court will be subject to certain procedural rules as laid down in the DCC, the DBA and the DCCP.

The judge of a competent court of first instance (voorzieningenrechter) of The Netherlands, in any matter in which a plaintiff seeks provisional measures in summary

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proceedings (kort geding), may assume jurisdiction, notwithstanding a contractual provision to the contrary. The taking of concurrent proceedings in more than one jurisdiction in which the Brussels I bis Regulation is applicable may, notwithstanding the terms of the Agreements, be precluded by one of the provisions of Section 9 (Related Actions) of that Regulation and the Dutch courts may be obliged to decline jurisdiction as a result thereof. As regards jurisdiction generally, Dutch courts have powers to stay proceedings if concurrent proceedings are brought elsewhere.

1.6	Insolvency Confirmations

The Insolvency Confirmations do not provide conclusive evidence that the Issuer is not subject to any Insolvency Proceedings and the Extract does not provide conclusive evidence that the matters set out therein are correct.

1.7	Judgement in foreign currencies

Dutch Courts may render judgments for a monetary amount claimed in foreign currencies, but such foreign monetary amounts may be converted into Euros, for enforcement purposes. It is uncertain under the laws of The Netherlands whether, upon the enforcement of a judgment for a sum of money expressed in a foreign currency against the assets of the debtor situated in The Netherlands, proceeds can be obtained in the foreign currency or whether proceeds can only be obtained in Euros which subsequently have to be converted into the foreign currency.

1.8	Exchange rate

If a claim against a bankrupt estate, which is not enforced by the execution of collateral security, is not expressed in Euros, its value will be determined based on the exchange rate on the date of the bankruptcy.

1.9	Successors and assignees

Any provisions of the Transaction Documents stating that any rights and obligations under any of them shall bind successors and assignees of any party thereto may not be enforceable in the absence of further agreement and documentation.

1.10	Powers of attorney, mandates, authorities granted

Under the laws of The Netherlands, a power of attorney (volmacht):

(a)

will automatically, i.e. by operation of law (van rechtswege), terminate upon the bankruptcy of such entity or if such power of attorney is withdrawn by such entity and may become ineffective upon its moratorium of payments (surseance van betaling);

(b)

can only be made irrevocable (onherroepelijk) to the extent that it has been granted to perform legal acts (rechtshandelingen) which are in the interests of the representative appointed by the power of attorney, or of a third party; and

(c)	an irrevocable power of attorney may, in certain circumstances, be amended or be declared ineffective by a court (rechtbank) for serious reasons (gewichtige redenen).

Similar observations apply to a mandate (last).

To the extent that, without limitation, the appointment of an agent for service of process or the authorisation to apply monies or granting delegation authority to sign or execute

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notes, orders and instructions and other elements of the Transaction Documents are to be considered as the granting of a power of attorney or mandate, the above may affect such appointment, authorisation, delegation or elements and if the appointment of an agent for service of process or such delegation is capable of being revoked, once the relevant principal has revoked such appointments or delegation, may not be valid against such principal. Similar considerations may be relevant for other appointments and acts of delegation such as the appointment of other agents, administrators, asset managers, etc.

1.11	Execution of Issuer Securities

In the event that Issuer Securities are executed on behalf of the Issuer by use of facsimile or electronically generated signatures (where such facsimile or relevant electronic document shows the signatures of authorised signatories of its sole managing director), this will only be binding on the Issuer if such facsimile or electronically generated signatures are printed or duplicated on such Issuer Securities by a person or entity duly authorised on behalf of the Issuer to do so and provided that any power of attorney or mandate granted by the Issuer in connection with the dating, authentication, completion and issue of such Issuer Securities has not terminated as set out above. Enforcement of the Issuer Securities may require presentation of the authorised use of facsimile or electronically generated signatures.

In respect of the Issuer Securities and to the extent that Dutch law is applicable:

(a)	the provision that any person registered as a holder of a registered Issuer Securities may be treated as the absolute owner of an Issuer Security, may not be enforceable under all circumstances;

(b)	owners of beneficial interests in an Issuer Security in global form will not be considered to be the owners or holders of the relevant Issuer Security;

(c)

title to an Issuer Security would pass upon delivery (levering within the meaning of Dutch law) thereof, provided that: (i) the transferor is the owner of the Issuer Security with power to pass on title (beschikkingsbevoegdheid) or may reasonably be held by the transferee to be the owner and (ii) the transfer is made pursuant to a valid agreement of transfer (geldige titel);

(d)	the Issuer’s obligations under an Issuer Security may be extinguished by its acquisition of such Issuer Security; and

(e)	the Dutch courts may apply the laws of another jurisdiction, if questions of title to an Issuer Security are submitted to them.

1.12	Trust and similar arrangements

Dutch law does not have a concept of doctrine identical to the Anglo-American concept of “trust”. Nevertheless, any trust validly created under its governing laws by the Transaction Documents will have to be recognised by the Dutch Courts in accordance with and subject to the limitations of the Trust Convention.

Also, Dutch law has no clear counterpart of concepts such as beneficial ownership, trust and similar concepts. This may have adverse consequences in relation to any provision in the Transaction Documents requiring any party thereto to hold property or money on trust or creating such an entitlement or interest, as well as in relation to other arrangements creating an entitlement to or beneficial interest in someone else’s assets.

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Where provisions of the Transaction Documents envisage or are based on concepts as to creating an interest or entitlement for a certain person as to assets of another person, and the laws of The Netherlands would fall to be applied or relevant, such provisions may not be effective or fully effective.

1.13	Consents and registrations; violation of law

In respect of the composition of the Dutch foreign trade balance certain transactions and positions between a resident of The Netherlands (a “Resident”) and a non-resident of The Netherlands must be reported to the DCB in accordance with the Reporting Instructions regarding the RV 2003 issued by the DCB further to section 7 of the AEFR. These reports must be made by Residents, credit institutions or special financial institutions appointed by the DCB as reporters under the RV 2003. Failure to observe these notice requirements to the DCB will not adversely affect the validity and/or the enforceability of the Transaction Documents nor of the performance by the Issuer and any other party to the Transaction Documents of any of its respective obligations under the Transaction Documents.

1.14	Any matter qualified for in relation to the Issuer is equally qualified for as to other parties involved where we opine in relation to any other party.

2.	RESERVATION

We express no opinion as to the correctness of any representations, warranties or statements given by the Issuer or any of its directors, officers, attorneys or any of its other representatives (expressly or impliedly) under or by virtue of the Documents, and we have relied on such representations, warranties and statements, save if and insofar as the matters warranted or stated are the subject-matter of specific opinions in this opinion letter.

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APPENDIX 4

(SOME DEFINITIONS AND INTERPRETATION)

1.	INTERPRETATION

A reference in this opinion to “Appendix” or “Appendices” is a reference to an Appendix or Appendices to this opinion, unless the context clearly requires otherwise.

“Hogan Lovells” and “we” refer to the Amsterdam office of Hogan Lovells International LLP.

Where reference is made to “Dutch Courts” this is a reference to the civil and commercial court departments (civiele- en handelskamers) and tax departments (belastingkamers) of the Dutch district courts (rechtbanken), the Dutch Courts of appeal (gerechtshoven) and the Dutch Supreme Court (Hoge Raad der Nederlanden) (specially excluding departments dealing with criminal and governmental and administrative matters), and “Dutch Court” will have to be construed accordingly.

For the avoidance of doubt, hereafter references to acts, regulations, rules, guidelines etc. are a reference to such acts, regulations, rules, guidelines etc. as they currently stand – where relevant upon amendment or variation as per today – and any reference to such acts, regulations and rules includes a reference to the decrees and regulations promulgated thereunder or pursuant thereto.

2.	REGULATORY ACTS C.A.

“DFSA”	the Dutch Financial Supervision Act (Wet op het financieel toezicht: “Wft”), and the rules and regulations promulgated thereunder and pursuant thereto.
“DCB”	the Dutch Central Bank (De Nederlandsche Bank N.V.).

3.	OTHER DUTCH ACTS C.A.

“AEFR”	the Dutch Act on External Financial Relations 1994 (Wet financiële betrekkingen buitenland 1994).
“DBA”	the Dutch Bankruptcy Act (Faillissementswet).
“DCC”	the Dutch Civil Code (Burgerlijk Wetboek).
“DCCP”	the Dutch Code of Civil Procedures (Wetboek van Burgerlijke Rechtsvordering).
“RV 2003”	the Reporting Instructions regarding Trade Balance Reports 2003 (Rapportagevoorschriften betalingsbalansrapportages 2003) issued by the DCB further to section 7 of the AEFR.
“WOR”	the Dutch Act on the Works Councils (Wet op de ondernemingsraden).

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4.	TREATIES AND REGULATIONS

“Agency Convention”	means the “The Hague Convention on the law applicable to Agency” of 14 March 1978 (Haags Vertegenwoordigingsverdrag).
“Brussels I bis Regulation”	the “EU Council Regulation (EU) No. 1215/2012 of 12 December 2012 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters” (EU-executieverordening).
“Insolvency Regulation”

the “Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings” which is a recast of the EC Council Regulation no. 1346/2000 of 29 May 2000 (Insolventieverordening).

“Lugano Convention 2007”

the “Council Decision 2007/712/EC of 15 October 2007 on the signing, on behalf of the Community, of the Convention on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters” (Verdrag van Lugano (2007)).

“Member State”	a member state of the European Union.
“Rome I Regulation”	the “EU Council Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations” (Rome I Verordening).
“Rome II Regulation”	the “EU Council Regulation (EC) No. 864/2007 of 11 July 2007 on the law applicable to non-contractual obligations” (Rome II Verordening).
“Trust Convention”	the “The Hague Convention on the Law Applicable to Trusts and on their Recognition” (Haags Trustverdrag).

5.	OTHER DEFINITIONS

“Debt Warrant Agreement”	the debt warrant agreement referred to and in the form as described in the Registration Statement.
“Issuer Debt Securities”

debt securities to be issued by the Issuer under the Indenture and fully and unconditionally guaranteed by the Guarantor (from the date of this letter) and includes, where the context permits: (i) the debt securities themselves and any coupons, talons and receipts pertaining to such debt securities; and (ii) in relation to an issue of such debt securities, the provisions of those debt securities.

“Issuer Debt Warrants”	debt warrants to be issued by the Issuer under the Debt Warrant Agreement and fully and unconditionally guaranteed by the Guarantor (from the date of this letter).

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“Issuer Securities”	the Issuer Debt Securities and/or the Issuer Debt Warrants.
“Offer Regulations”

(a) Commission Regulation (EC) 809/2004 of 29 April 2004 implementing Directive 2003/71/EC of the European Parliament and of the Council as regards information contained in prospectuses as well as the incorporation by reference and publication of such prospectuses and dissemination of advertisements, as amended and supplemented, including Commission Delegated Regulation (EU) No. 486/2012 of 30 March 2012 amending Regulation (EC) No 809/2004 as regards the format and the content of the prospectus, the base prospectus, the summary and the final terms and as regards the disclosure requirements, (b) Commission Regulation (EC) No 2273/2003 of 22 December 2003 implementing Directive 2003/6/EC of the European Parliament and of the Council as regards exemptions for buy-back programmes and stabilization of financial instruments and (c) Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, and repealing Directive 2003/71.